Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use or our report dated November 30, 2021, with respect to the statement of revenues and direct operating expenses of the Glasscock Properties for the year ended December 31, 2020 incorporated by reference in the Registration Statement on Form S-3 and the related Prospectus of Laredo Petroleum, Inc. for the registration of senior debt securities, subordinated debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares and warrants.

/s/ Ernst & Young LLP

Dallas, Texas

March 21, 2022